Exhibit 99.2

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

Restricted Stock Award Agreement

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), dated as of the __th day of ________, 20__, governs the Restricted Stock Award granted by HALL OF FAME RESORT & ENTERTAINMENT COMPANY, a Delaware corporation (the “Company”), to ______________________ (the “Participant”), in accordance with and subject to the provisions of the Hall of Fame Resort & Entertainment Company 2020 Omnibus Incentive Plan (formerly the “GPAQ Acquisition Holdings, Inc. 2020 Omnibus Incentive Plan”) (the “Plan”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1. Grant of Restricted Stock Award. In accordance with the Plan, and effective as of _____________, 20__ (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and this Agreement, a Restricted Stock Award of ______ shares of Common Stock (the “Award”).

2. Vesting. Subject to Sections 13.5 and 15.4 of the Plan, the Participant’s interest in the Common Stock covered by the Award shall become vested and nonforfeitable to the extent provided in this Section 2.

(a) Vesting Upon Date of Grant. The Participant’s interest in ____ of the shares of Common Stock covered by the Award shall be vested and nonforfeitable on the Date of Grant.

(b) Continued Employment or Service. The Participant’s interest in an additional _________ of the shares of Common Stock covered by the Award shall become vested and nonforfeitable on the first anniversary of the date on which the transactions contemplated by the Merger Agreement were consummated (the “Business Combination Date”) if the Participant is employed by the Company or an Affiliate of the Company or provides services to the Company or an Affiliate of the Company continuously from the Date of Grant until the first anniversary of the Business Combination Date. The Participant’s interest in the remaining ________ shares of Common Stock covered by the Award shall become vested and nonforfeitable on the second anniversary of the Business Combination Date if the Participant is employed by the Company or an Affiliate of the Company or provides services to the Company or an Affiliate of the Company continuously from the Date of Grant until the second anniversary of the Business Combination Date.

Except as provided in this Section 2, but subject to the provisions of the Plan (including, but not limited to, Sections 13.4 and 15 of the Plan), any shares of Common Stock covered by the Award that are not vested and nonforfeitable on or before the date that the Participant’s employment and service to the Company and its Affiliates ends shall be forfeited on the date that such employment and service terminates.

3. Transferability. Shares of Common Stock covered by the Award that have not become vested and nonforfeitable as provided in Section 2 cannot be transferred. Shares of Common Stock covered by the Award may be transferred, subject to the requirements of applicable securities laws, after they become vested and nonforfeitable as provided in Section 2.

4. Shareholder Rights. On and after the Date of Grant and prior to their forfeiture, the Participant shall have all of the rights of a shareholder of the Company with respect to the shares of Common Stock covered by the Stock Award, including the right to vote the shares and to receive all dividends declared and paid on the shares. Notwithstanding the preceding sentence, (a) dividends paid on shares of Common Stock covered by the Award that have not become vested and nonforfeitable shall be accumulated (without interest) and paid or delivered when, and to the extent that, the shares of Common Stock covered by the Award become vested and nonforfeitable, (b) the Company shall retain custody of any certificates evidencing the shares of Common Stock covered by the Award until the date that the shares become vested and nonforfeitable, (c) any certificates evidencing the shares of Common Stock covered by the Award may contain an appropriate legend approved by the Committee and (d) the Participant hereby appoints the Company’s Secretary as the Participant’s attorney in fact, with full power of substitution, with the power to transfer to the Company and cancel any shares of Common Stock covered by the Award that are forfeited under Section 2.

5. Tax Withholdings. The Participant shall be responsible for satisfying any income or employment tax withholding requirements arising as a result of the grant of the Award or the vesting of shares of Common Stock covered by the Award. The Participant shall make arrangements acceptable to the Committee for the satisfaction of such tax withholding requirements. Notwithstanding the preceding sentence, the Participant may elect to satisfy such tax withholding requirements by directing the Company to withhold shares of Common Stock covered by the Award that have become vested and nonforfeitable (up to the maximum statutory rate or such other rate tax rate as will not have an adverse accounting impact on the Company).

6. No Right to Continued Service. The grant of the Award does not give the Participant any rights with respect to continued employment by, or service to, the Company or any Affiliate of the Company. The grant of the Award does not affect the right of the Company or an Affiliate of the Company to terminate the Participant’s employment or service.

7. Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to the conflicts of laws rules thereof.

8. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

9. Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.

10. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and his or her successors in interest and the Company and any successors of the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first set forth above.

Company:	HALL OF FAME RESORTS & ENTERTAINMENT
COMPANY

By:
Name:
Title:

Participant:
Name:

Restricted Stock Award Agreement